Exhibit 10.1


[Trilogy Capital Partners, Inc. Letterhead]



                              Letter of Engagement
                                 Xenomics, Inc.
                                January 10, 2005



The following sets forth the agreement for the engagement of Trilogy Capital Partners, Inc. ("Trilogy") by Xenomics, Inc. ("XNOM" or the "Company"):

Term and Termination       Twelve months, commencing as of the date set forth
                           above (the "Initial Term"), and terminable thereafter by either party upon 30 days' prior written notice.
                           In addition, either party may terminate this Agreement by written notice for material breach by the other party of any of its obligations or agreements under this Agreement or the Confidentiality Agreement unless such material breach is cured and corrected within 10 days following receipt of such notice.

Objective                  The development and implementation of a proactive
                           marketing program to increase the awareness of XNOM and to generate a significant increase in liquidity and market capitalization. In addition, upon request, Trilogy will advise XNOM in business development and strategic advisory services.

The Program                Trilogy will structure and implement a marketing
                           program designed to create extensive financial market and investor awareness for XNOM to drive long-term shareholder support. The core drivers of the program will be to create institutional and retail buying in the Company's stock through a proactive sales and marketing program emphasizing technology-driven communications, coupled with 1-to-1 selling and leveraging XNOM's image to attract additional long term investors and to create additional opportunities in M&A and Business Development. As share price is affected by various factors, Trilogy can give no assurance that the marketing program will result in an increase in XNOM's stock price.

                           Trilogy understands that during any period in which the Company is in "registration" for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company's investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are

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                           permissible and non-permissible during such periods,
                           and Trilogy will follow the direction of the Company and its securities counsel. Trilogy agrees that it will not take any action to influence anyone to purchase the Company's stock by making an improper or illegal payment.

Responsibilities           In addition to marketing and financial public
                           relations, Trilogy will assume the responsibilities of an in-house Investor Relations Officer for XNOM on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. Trilogy will work in conjunction with the Company's management, securities counsel, investment bankers and auditors and under supervision of management. The content is as follows:

                           o        Campaign Development and Execution
                           o Press Announcements: drafting, approval and distribution
                           o        Database Development and Management
                           o        Image Analysis: recommendations and
                                    implementation
                           o        Messaging: institutional and retail
                           o        Online presentations: drafting and
                                    production responsibilities
                           o        Website Overhaul - installation and
                                    maintenance of auto IR program
                           o Email messaging: targets: Retail and Institutional/Other databases
                           o        Media including Interactives and PowerPoints
                           o Direct Mail: shareholder, media, XNOM relationship universe
                           o        Public Relations
                           o        Capital Conferences

                           Trilogy will not publish or publicly release any press release or other document ("IR Documents") regarding the Company which has not been approved in writing by the Company. The Company assumes responsibility for the accuracy and completeness of all IR Documents and the compliance of such Documents with applicable laws, rules and regulations. The Company agrees that Trilogy has no obligation or duty to verify the accuracy or completeness of the IR Documents.

Fees $10,000 per month, with first payment due on execution. Wiring information is set forth below.

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Equity Compensation        Concurrently herewith XNOM has issued to Trilogy
                           Warrants to purchase 1,000,000 shares of its Common Stock.

Marketing Budget           To support the financial marketing program, XNOM
                           acknowledges that it will incur certain third party marketing costs. Trilogy will not incur these costs without the prior written approval of the Company, which approval may be pursuant to a budget. At
                           Trilogy's request, the Company will pay these approved costs directly to the third party.


Indemnification            The Company agrees to provide the indemnification set
                           forth in "Exhibit A" attached hereto.

Corporate Obligations      The obligations of Trilogy are solely corporate
                           obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

Additional Services        If Trilogy is called upon to render services directly
                           or indirectly relating to the subject matter of this Agreement, beyond the services contemplated above
                           (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy's counsel.

Confidentiality            Trilogy agrees to execute the confidentiality
                           agreement with the Company set forth in "Exhibit B" attached hereto.

Survival of Certain        The Sections entitled "Indemnification" (including
Provisions                 "Exhibit A"), "Corporate Obligations," "Additional
                           Services" and "Confidentiality" (including "Exhibit
                           B") shall survive any termination of this Agreement and Trilogy's engagement pursuant to this Agreement.
                           In addition, such termination shall not terminate
                           Trilogy's right to compensation accrued through the date of termination and for reimbursement of

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                           expenses. Any purported termination of this Agreement
                           by the Company prior to the end of the Initial Term, or any termination by Trilogy as a result of non-payment or other material breach by the Company, shall not terminate Trilogy's right to the monthly fee through the entire Initial Term (as Trilogy's time and commitment are expected to be greater in the first part of its engagement).

Services/Costs             The compensation paid to Trilogy under this Agreement
                           will cover all costs for Trilogy personnel.
                           Reasonable travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne by the Company. Trilogy will provide reasonable documentation to support reimbursement claims. Trilogy will not incur any particular reimbursable cost of $500 or more or aggregate costs of $10,000 or more without the prior written approval from the Company.

Attorneys' Fees            If any action or proceeding is brought to enforce or
                           interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court. Governing
                           Law


         California, without giving effect to the principles of conflicts of law thereof.



Agreed and Accepted:

Xenomics, Inc.                                    Trilogy Capital Partners, Inc.


By   /s/ V. Randy White                           By   /s/ A.J. Cervantes
   ----------------------------                       --------------------------
   V. Randy White,                                    A.J. Cervantes, President
   Chief Executive Officer

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Wiring:

Trilogy Capital Partners, Inc.
Signature Bank New York
Private Client Group
New York, NY 10016
Account: 1500375287
ABA: 026013576


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                                    EXHIBIT A

                           Indemnification Provisions


Xenomics, Inc., (the "Company"), unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Trilogy Capital Partners, Inc. ("Trilogy") and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the "Indemnified Persons") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Person in connection with this Agreement ("Indemnified Claim"). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified Persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage which is finally determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person or from the failure of the Indemnified Person to be registered or licensed as a broker or dealer under the Securities Exchange Act of 1934 or applicable state securities laws or as an investment advisor under the Investment Advisors Act of 1940 or applicable state laws.

If any proceeding shall be brought or asserted under these provisions against an Indemnified Person in respect of which indemnity may be sought under these provisions from the Company, the Indemnified Person shall give prompt written notice of such proceeding to the Company who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person (or if more than one, Trilogy), and the payment of all reasonable expenses; provided that any delay or failure to notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Company's obligations and liability under and pursuant to the indemnifications set forth in these provisions. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the Company has agreed to pay such fees and expenses; or (ii) the Indemnified Person shall in good faith determine that there exists actual or potential conflicts of

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interest which make representation by the same counsel inappropriate and the
Company refuses to provide separate counsel. In the event that the Company, within five days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such proceeding, for the account of the Company, subject to the right of the Company to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof by reimbursing the Indemnified Person for all fees and costs incurred to date. Anything in these provisions to the contrary notwithstanding, the Company shall not, without the prior written consent of Trilogy (if Trilogy is an Indemnified Person) or the Indemnified Person if Trilogy is not an Indemnified Person, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding; provided, however, that the Company may, without the Indemnified Person's prior written consent, settle or compromise any such proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnified Person and that includes as an unconditional term thereof, the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such proceeding.

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